Exhibit 5.20

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

December 20, 2019

Local Entities defined below

c/o StoneMor Partners L.P.

3600 Horizon Boulevard

Trevose, PA 19053

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel in the State of Tennessee to StoneMor Tennessee Subsidiary, Inc., Lakewood/Hamilton Cemetery Subsidiary, Inc. and Lakewood/Hamilton Cemetery LLC (collectively, the “Local Entities” and each a “Local Entity”), each of which is a wholly-owned direct or indirect subsidiary of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) by the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (“Cornerstone Co.” and together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement including the Local Entities (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $392,768,073 aggregate principal amount of their 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “New Notes”) being registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $392,768,073 aggregate principal amount of the Issuers’ outstanding 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an indenture, dated as of June 27, 2019 (the “Indenture”), among the Issuers, the Guarantors, the initial purchasers party thereto and Wilmington Trust, National Association, as trustee.

In rendering our opinions hereinafter set forth, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.     the Indenture,

2.     the form of the New Notes;

Local Entities

December 20, 2019

3.     a Master Secretary’s Certificate, dated the date hereof (the “Secretary’s Certificate”);

4.     the Charters, Bylaws and Operating Agreement, as applicable, of the Local Entities, as certified pursuant to the Secretary’s Certificate;

5.     the Unanimous Written Consent, dated June 26, 2019, of the Board of Directors of StoneMor GP LLC, General Partner of StoneMor Partners L.P., and All of the Boards of Directors, Managers and Governors of StoneMor Partners L.P.’s Direct and Indirect Subsidiaries pertaining to the Indenture and other matters as more particularly set forth therein, as certified pursuant to the Secretary’s Certificate;

6.     the good standing certificates for the Local Entities from the Secretary of State of the State of Tennessee (the “Good Standing Certificates”); and

7.     such other documents and other materials as we considered appropriate as a basis for the opinions set forth below.

We also reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In our examination of the documents and materials, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the valid election or appointment of officers, board members, and other representatives, the valid constitution of the boards of directors or boards of governors of the Local Entities, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents, and the correctness of all statements of fact contained in the documents examined. We have not performed any independent investigation other than the document examination described above.

We have assumed that the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to the Local Entities, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have been declared effective by the Commission and that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on the Secretary’s Certificate and the representations, warranties and statements set forth in the documents and materials (and we assumed no changes in the facts or the documents and materials thereafter). With respect to our opinion in paragraph 1 below as to the valid existence and good standing of the Local Entities, we have relied exclusively on the Good Standing Certificates.

Local Entities

December 20, 2019

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.    Each Local Entity is validly existing and in good standing under the laws of the State of Tennessee.

2.     As of the date of the Indenture, each of the Local Entities had all corporate or limited liability company power, as applicable, to execute and deliver the Indenture, and as of the date hereof, each of the Local Entities has all corporate or limited liability company power, as applicable, to perform its respective obligations thereunder.

3.     All necessary action has been taken on the part of each of the Local Entities to authorize the execution and delivery of the Indenture and the performance by each of the Local Entities of its respective obligations thereunder (including the respective Guarantee as provided therein).

4.     The Indenture has been duly executed by each of the Local Entities to the extent that execution is governed by the laws of the State of Tennessee.

The opinions expressed herein are limited in all respects to the corporate and limited liability company laws of the State of Tennessee, and we are expressing no opinion as to the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign, or the effect that other laws may have on the opinions expressed herein; provided that no opinion is given with respect to usury, any matter relating to solvency or adequacy of capital, fraudulent conveyance, fraudulent transfer, subsidiary dividends or distributions to shareholders or members, any antifraud law, or the blue sky laws of any jurisdiction. We express no opinion as to compliance with Section 48-16-401 of the Tennessee Business Corporation Act.

The opinions expressed herein are given as of the date hereof. We assume no obligation to update or supplement the opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. The opinions are strictly limited to the matters stated herein and no other or more extensive opinions are intended, implied or to be inferred beyond the matters expressly stated herein.

We understand that Duane Morris LLP may rely on this opinion in connection with its opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC